Exhibit 99.2

Loews Corporation Third Quarter 2026 Earnings Remarks

Ben Tisch, CEO:
Loews reported net income of $306 million, or $1.50 per share, in the third quarter, compared with $504 million, or $2.43 per share, a year ago. The largest driver of the year-over-year decline was CNA's annual long-term care reserve review, which resulted in a $125 million reduction in net income attributable to Loews. I'd like to spend a few minutes discussing this charge because, while it’s meaningful from a GAAP earnings perspective, we expect the economic impact to be closer to breakeven.
CNA increased its long-term care reserves by $173 million pre-tax, primarily reflecting higher inflation expectations on future claim costs. While that increase is certainly not welcome, there's an important accounting nuance here that I think is worth understanding.
Historically, when evaluating our long-term care reserves, we would update our assumptions for both future claim inflation and the investment yields we expect to earn on the assets backing those liabilities. That approach made intuitive economic sense. Over long periods of time, interest rates and inflation tend to move together, and the inflation in long-term care claims has historically been broadly correlated with the consumer price index. Higher inflation might mean higher future claims, but it also generally means higher interest rates and, consequently, higher portfolio yields on the assets backing those claims.
That relationship changed with the adoption of LDTI accounting. Under the new rules, while we continue to update our assumptions for future claim inflation, we are no longer permitted to reflect changes in expected portfolio yields in the calculation of our reserves. Instead, we must use the investment return assumptions established when LDTI was adopted.
Think about what that means in today's environment. We're required to recognize the impact of higher expected future claims, but we're not permitted to recognize the offsetting benefit of the considerably higher investment yields available to us today. In other words, for income statement purposes, one side of the economic equation gets updated while the other remains frozen in time. The impact of inflation changes is felt immediately, while the impact of investment yields is dribbled in as earned over time. It's an asymmetry that investors should understand when evaluating our long-term care results.
And this isn't just a theoretical argument. As I discussed last quarter, CNA has been deliberately extending the duration of the investment portfolio backing its long-term care liabilities, locking in today's higher yields for longer periods while simultaneously improving credit quality. During 2026, CNA completed more than $1.3 billion of these trades, exchanging shorter-duration, BBB-rated bonds yielding 5.5% for longer-duration, A-rated bonds yielding 6.2%.
When we consider these investment actions, along with the higher yields available on future reinvestments, we believe the additional investment income should substantially, if not entirely, offset the higher expected claims identified in this year's reserve review. Said another way, while the accounting requires us to recognize a charge today, we expect the ultimate economic impact to be little to none.
We remain confident that our long-term care block is appropriately reserved. CNA maintains a substantial $1.3 billion statutory margin and continues to improve the economics of the runoff through rate increases, investment actions and policy buyouts. Active policy counts have declined by 50% since 2015 and are expected to fall another 40% over the next decade. We believe reserves have reached a plateau and should gradually decline over the coming years as the block continues to run off and the benefits of the portfolio changes will be felt through net investment income over time.
Turning to CNA's property and casualty business, the market remains competitive. The underlying loss ratio was 64.1%, consistent with the first half of the year but about two points higher than the third quarter of 2025, driven in part by elevated loss cost trends in longer-tail casualty lines.
It is worth remembering, however, that underwriting margin is only one part of the economics of these businesses. In longer-tail casualty lines, premiums can be invested for years before claims are ultimately paid. At today's investment yields, these businesses can continue to generate attractive returns on equity even at lower underwriting margins. As a result, capital is likely to remain plentiful and competition strong, and I would not count on a meaningful improvement in the pricing environment in the near term. This is a time for underwriting discipline, not for chasing growth, and CNA is managing the business accordingly.
At Boardwalk, the backdrop could hardly be more different. The business continues to benefit from higher transportation rates, increased pipeline utilization and strong demand for natural gas infrastructure. During the quarter, Boardwalk's revenue backlog grew by almost $600 million, largely as a result of the new Carthage Crossing project.
For an expected investment of approximately $90 million, Boardwalk will add compression to increase capacity on its existing system from Carthage, Texas, to northern Louisiana. This is exactly the kind of opportunity we like: deploying incremental capital into an existing system, with long-term contractual visibility and an investment-grade counterparty. Projects like this can generate highly attractive returns while carrying considerably less execution risk than a greenfield pipeline. Speaking of greenfield pipes, while we have nothing to report today, I can say that demand and activity continue at a robust pace, and I’d expect us to add to the existing $3.6 billion project backlog in the quarters and years ahead.
Loews Hotels had another very good quarter, with Adjusted EBITDA increasing 25% to $86 million. The improvement reflected stronger performance across most of the portfolio, particularly in Miami and Arlington.
Construction of Americana by Loews Hotels in Arlington continues to progress on time and on budget. Arlington is a market where our strategy is working exactly as designed: locating hotels next to major demand generators and pairing that leisure demand with substantial meeting space that attracts group business. Americana will add a third hotel to an already successful campus and expand our ability to serve both group and leisure travelers in a market we know well.
Looking ahead, we remain excited about the growth opportunities at Boardwalk and the addition of Americana to our Arlington campus. While the insurance market remains soft, we are confident in CNA's ability to grow profitably without compromising underwriting discipline.
The diversity of our portfolio remains a significant advantage. Our decentralized model allows each management team to focus on running its business, while our strong balance sheet gives us the flexibility to allocate capital where we see the most attractive long-term returns.

Jane Wang, CFO:
For the third quarter of 2026, Loews reported net income of $306 million, or $1.50 per share, compared with $504 million, or $2.43 per share, in the prior-year quarter. The year-over-year decline primarily reflected a $125 million after-tax impact from CNA’s annual long-term care reserve review. Declines in CNA’s P&C underwriting income and parent company net investment income also pressured results, partially offset by strong growth at Loews Hotels.
Book value per share was $90.24, compared with $90.71 at year-end 2025. Higher interest rates during the quarter increased unrealized losses on CNA’s fixed income investments, which are reflected in AOCI. Excluding AOCI, book value per share increased to $100.67 at the end of the third quarter of 2026, compared with $95.89 at year-end 2025.
CNA contributed $180 million of net income to Loews, compared with $371 million in the third quarter of 2025. The company’s annual reserve assumption review in the third quarter resulted in a $173 million pre-tax increase to its GAAP reserves, reducing Loews’s net income by $125 million. This charge primarily reflected higher near-term cost-of-care inflation and unfavorable morbidity, partially offset by better-than-expected premium rate actions.
From an economic perspective, the unfavorable assumption changes are expected to be almost entirely offset by higher investment yields from recent investment portfolio extension trades. The distinction is timing: GAAP accounting requires CNA to recognize the reserve charge immediately, while the expected benefit of higher investment yields will flow through investment income over time.
CNA’s P&C underwriting income declined over the prior year’s third quarter, driven by a 4.2-point increase in the combined ratio to 97.0%. The underlying loss ratio rose 2.2 points, and the expense ratio increased 0.6 points, although both were in line with the first half of the year. Catastrophes were 1.3 points higher than in the prior-year period, which was a particularly light quarter. The P&C net prior-period development impact on the combined ratio was flat in the current quarter. Unfavorable development in excess casualty and professional and management liability was offset by favorable development in workers’ compensation , property, surety and international.

From a top-line perspective, net written premiums grew by 3%, driven by 3 points of renewal premium change including 2 points of rate. Retention remained strong at 83%.
Net investment income at CNA was essentially flat, as higher fixed income results were offset by lower income from hedge fund limited partnerships.
Please refer to CNA’s Investor Relations website for more details on its results.
Turning to our natural gas pipeline business, Boardwalk reported EBITDA of $262 million in the third quarter of 2026, compared with $267 million in the third quarter of 2025. Net income attributable to Loews was $85 million versus $94 million in the prior-year quarter. Results were impacted by a $10 million ($7 million after tax) unrealized mark-to-market loss at Continuum Marketing as well as a $9 million ($7 million after tax) impairment related to office space that was vacated when Boardwalk moved its headquarters to accommodate growth. Excluding those items, EBITDA and net income increased due to higher transportation rates and pipeline utilization.
Loews Hotels reported Adjusted EBITDA of $86 million in the third quarter of 2026, compared with $69 million in the third quarter of 2025. The 25% year-over-year increase reflected stronger performance across most of the portfolio, particularly at the Miami and Arlington properties. In Miami, both available room nights and occupancy increased compared with the prior-year quarter, when the property was undergoing renovations. Additionally, several of our hotel properties, including the Arlington complex, benefited from the World Cup, which led to higher occupancy and higher average daily rates. These gains were partially offset by lower results from joint ventures, reflecting the normalization of average daily rates at the Universal Orlando hotels from elevated prior-year levels following the opening of a new theme park.
Loews Hotels contributed $16 million of net income to Loews in the third quarter of 2026, compared with a $3 million net loss in the prior-year quarter. In addition to higher Adjusted EBITDA, results benefited from lower interest expense following the refinancing of the Arlington complex.
At the parent company, Loews recorded $59 million of net investment income for the quarter, compared with $77 million in the third quarter of 2025. Although investment performance was strong, it trailed the prior-year quarter, which benefited from particularly strong gains in the trading portfolio. The corporate segment generated $25 million of net income in the third quarter of 2026, after corporate expenses.
From a cash flow perspective, Loews received $194 million from its subsidiaries in the third quarter, including $119 million in dividends from CNA and $75 million of distributions from Boardwalk. Year to date, Loews has received almost $1.1 billion from its subsidiaries: $855 million in dividends from CNA, including a special dividend of $497 million, and $225 million of distributions from Boardwalk. During the third quarter, Loews repurchased 1.6 million shares of its common stock for $167 million. Since the end of 2025, Loews has repurchased 3.9 million shares of its common stock at a cost of $412 million. Loews ended the third quarter of 2026 with $4.4 billion in cash and investments.

Reconciliation of GAAP Measures to Non-GAAP Measures
These earnings remarks contain financial measures that are not in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Management believes some investors may find these measures useful to evaluate our and our subsidiaries’ financial performance. CNA utilizes underlying loss ratio and underlying combined ratio, Boardwalk Pipelines utilizes earnings before interest, income tax expense, depreciation and amortization (“EBITDA”) and Loews Hotels & Co utilizes Adjusted EBITDA. These non-GAAP measures are defined and reconciled to the most comparable GAAP measures.
About Loews Corporation
Loews Corporation is a diversified company with businesses in the insurance, energy, hospitality and packaging industries. For more information, please visit www.loews.com.
Forward-Looking Statements
Statements contained in these earnings remarks which are not historical facts are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by the Company. A discussion of the important risk factors and other considerations that could materially impact these matters, as well as the Company's overall business and financial performance, can be found in the Company's reports filed with the Securities and Exchange Commission and readers of these remarks are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company's website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of these remarks. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Definitions of Non-GAAP Measures and Reconciliation of GAAP Measures to Non-GAAP Measures
CNA Financial Corporation
In evaluating the results of Property & Casualty operations, CNA utilizes the loss ratio, the underlying loss ratio, the expense ratio, the dividend ratio, the combined ratio and the underlying combined ratio. These ratios are calculated using GAAP financial results. The loss ratio is the percentage of net incurred claim and claim adjustment expenses to net earned premiums. The underlying loss ratio excludes the impact of catastrophe-related reinstatement premiums, catastrophe losses and development-related items from the loss ratio. Development-related items represent net prior year loss reserve and premium development, and include the effects of interest accretion and change in allowance for uncollectible reinsurance. The expense ratio is the percentage of insurance underwriting and acquisition expenses, including the amortization of deferred acquisition costs, to net earned premiums. The dividend ratio is the ratio of policyholders’ dividends incurred to net earned premiums. The combined ratio is the sum of the loss ratio, the expense ratio and the dividend ratio. The underlying combined ratio is the sum of the underlying loss ratio, the expense ratio and the dividend ratio. The underlying loss ratio and the underlying combined ratio are deemed to be non-GAAP financial measures, and management believes some investors may find these ratios useful to evaluate CNA’s underwriting performance since they remove the impact of catastrophes which are unpredictable as to timing and amount, and development-related items as they are not indicative of current year underwriting performance.

The following table presents a reconciliation of CNA’s loss ratio to underlying loss ratio and CNA’s combined ratio to underlying combined ratio:

	Three Months Ended September 30,
	2026	2025
Loss ratio	66.9%	63.4%
Expense ratio	29.7	29.1
Dividend ratio	0.4	0.3
Combined ratio	97.0%	92.8%
Less: Effect of catastrophe impacts	2.8	1.5
Less: Effect of development-related items
Underlying combined ratio	94.2%	91.3%
Underlying loss ratio	64.1%	61.9%
Boardwalk Pipelines
EBITDA is defined as earnings before interest, income tax expense, depreciation and amortization. The following table presents a reconciliation of Boardwalk’s net income attributable to Loews Corporation to its EBITDA:

	Three Months Ended September 30,
(In millions)	2026	2025
Boardwalk net income attributable to Loews Corporation	$85	$94
Interest, net	34	36
Income tax expense	29	30
Depreciation and amortization	114	107
EBITDA	$262	$267
Loews Hotels & Co
Adjusted EBITDA is calculated by excluding from Loews Hotels & Co’s EBITDA, the noncontrolling interest share of EBITDA adjustments, gains or losses on asset acquisitions and dispositions, asset impairments, and equity method income, and including Loews Hotels & Co’s pro rata Adjusted EBITDA of equity method investments. Pro rata Adjusted EBITDA of equity method investments is calculated by applying Loews Hotels & Co’s ownership percentage to the underlying equity method investment’s components of Adjusted EBITDA and excluding distributions in excess of basis.

The following table presents a reconciliation of Loews Hotels & Co net income (loss) attributable to Loews Corporation to its Adjusted EBITDA:

	Three Months Ended September 30,
(In millions)	2026	2025
Loews Hotels & Co net income (loss) attributable to Loews Corporation	$16	$(3)
Interest, net	11	14
Income tax expense	4
Depreciation and amortization	27	27
EBITDA	58	38
Equity investment adjustments:
Loews Hotels & Co’s equity method income	(17)	(25)
Pro rata Adjusted EBITDA of equity method investments	47	58
Consolidation adjustments	(2)	(2)
Adjusted EBITDA	$86	$69
The following table presents a reconciliation of Loews Hotels & Co’s equity method income to the Pro rata Adjusted EBITDA of its equity method investments:

	Three Months Ended September 30,
(In millions)	2026	2025
Loews Hotels & Co’s equity method income	$17	$25
Pro rata share of equity method investments:
Interest, net	17	17
Income tax expense
Depreciation and amortization	16	17
Distributions in excess of basis	(2)	(1)
Other adjustments	(1)
Pro rata Adjusted EBITDA of equity method investments	$47	$58